UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 16, 2008

TomoTherapy Incorporated
__________________________________________
(Exact name of registrant as specified in its charter)

Wisconsin	001-33452	39-1914727
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1240 Deming Way, Madison, Wisconsin		53717
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	608-824-2800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2008, President and Co-founder Paul J. Reckwerdt and TomoTherapy Incorporated (the "Company") entered into an Amendment to Mr. Reckwerdt’s Noncompetition Agreement dated April 1, 2007. The Amendment extends Mr. Reckwerdt’s non-competition term from 18 months post-termination to 32 months post-termination. As the Company recently announced Mr. Reckwerdt’s resignation and retirement effective December 31, 2008, the noncompetition period will run through August, 2011.

In consideration for the noncompetition term extension and in recognition of Mr. Reckwerdt’s contribution as a co-founder, the Company has agreed to accelerate the vesting of Mr. Reckwerdt’s 34,001 unvested stock options and allow the restrictions to lapse on his 25,000 shares of restricted stock, effective December 31, 2008, coinciding with the effective date of his resignation. The noncompetition term was extended through August, 2011 to coincide with the month in which the last of the equity grants would have otherwise vested. The stock options at a strike price of $3.455882 would have otherwise vested on November 17, 2009, and the restrictions on one-third of the restricted shares at a $0.00 grant price would have otherwise lapsed on each of the first three anniversaries of August 28, 2008. Based on the current market price, the stock options are underwater, and the value of the restricted stock is approximately $75,000. The deadline to exercise such stock options is March 31, 2009, three months following Mr. Reckwerdt's retirement date.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1 Amendment to Noncompetition Agreement with Paul J. Reckwerdt dated December 16, 2008

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TomoTherapy Incorporated

December 17, 2008	By:	Stephen C. Hathaway

Name: Stephen C. Hathaway
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Amendment to Noncompetition Agreement with Paul J. Reckwerdt dated December 16, 2008